EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT AT ARBIOS:	CONTACT AT RX COMMUNICATIONS GROUP
Amy Factor, Chief Executive Officer	Paula Schwartz (investors) 917-322-2216
(973) 377-7665	Pat Garrison (media) 917-322-2567
amy@arbios.com

ARBIOS SYSTEMS APPOINTS WALTER C. OGIER CHIEF EXECUTIVE OFFICER

LOS ANGELES, CA - October 20, 2005 -- Arbios Systems, Inc. (OTC: ABOS), a medical device and cell based therapy company developing proprietary liver assist devices for the treatment of liver failure, today announced that, effective November 7, 2005, Walter C. Ogier will join the Company as President and Chief Executive Officer. Mr. Ogier, 48, succeeds Amy Factor, who had been serving as the Company’s Interim Chief Executive Officer since April 2005.

Commenting on today’s news, John Vierling, M.D., FACP., Chairman of the Board of Arbios, stated, “We are delighted to welcome Walter to Arbios. He is a highly accomplished leader with a wide range of desirable skill sets in the areas of clinical development, product commercialization, strategic alliances and marketing. Coupled with his deep experience in the biotechnology and medical device sectors, as well as his public company and finance expertise, we expect Walter to be instrumental in taking Arbios to the next level of growth.”

“On behalf of the Board of Directors, I want to thank Amy Factor for her tremendous efforts as Interim Chief Executive Officer,” continued Dr. Vierling. “Amy has worked tirelessly to help develop and execute our strategic and operational program, including securing financing, leading the acquisition of the assets of Circe Biomedical, guiding the progression of SEPET™ into the clinic and building our infrastructure.”

Prior to joining Arbios, since 2001, Mr. Ogier was President and Chief Executive Officer of GENETIX Pharmaceuticals, Inc., a private, Johnson & Johnson Development Corporation-backed, Cambridge, Massachusetts-based company formed from the merger of GENETIX and Innogene, active in functional genomics and gene therapy. While at GENETIX, Mr. Ogier spearheaded the company’s Phase I/II clinical development strategy in the U.S. and Europe, secured numerous independent financing proposals for the company, including a product development collaboration with a major pharmaceutical company, and successfully completed a $12 million venture capital fundraising by new investors.

From 1997 to 2001, Mr. Ogier was President and Chief Executive Officer of Eligix, Inc., a Harvard University-affiliated, venture backed company, engaged in monoclonal antibody-based therapies for stem cell transplantation and immune therapy. Under his leadership, Eligix progressed from early stage development, through European marketing approval and initiation of U.S. Phase III trials for its two lead product candidates. Mr. Ogier was also instrumental in raising over $25 million in private financing and completed a strategic distribution alliance with Gambro AS. In May 2001, Mr. Ogier negotiated and completed the merger of Eligix with BioTransplant, Inc., of which he then became President and Chief Operating Officer.

From 1994 to 1997, Mr. Ogier was with Aastrom Biosciences, Inc., a publicly traded company developing patient-specific products for the repair or regeneration of human tissues, utilizing a proprietary adult stem cell technology. While at Aastrom, Mr. Ogier first served as Director of Marketing and was then quickly promoted to the position of Vice President of Marketing. He played a leadership role in Aastrom’s partnership with Gambro, helped close a major strategic alliance with Rhone Poulenc-Rorer/GenCell, participated in two private rounds of financing and supported the company’s successful initial public offering.

Prior to that, from 1987 to 1994, Mr. Ogier held various positions of increasing responsibility with Baxter Healthcare Corporation and its Fenwal Division, and subsequently served as Director, Business Development in the Immunotherapy Division. During this time, among other accomplishments, Mr. Ogier successfully directed the strategic global marketing of therapeutic medical device systems with indications in cancer, transplantation, autoimmune and cardiovascular disease. Mr. Ogier also oversaw multiple product development programs, launched three new product lines, and helped to triple worldwide sales for the Division’s blood therapy products.

Positions held by Mr. Ogier prior to his tenure with Baxter Healthcare and Fenwal include Financial Analyst for Roger G. Ibbotson and Associates; Strategic Planning Associate, Travenol-Genentech Division at Baxter Healthcare Corporation; and scientific and economic analyst positions at Stanford Research Institute.

Mr. Ogier earned a Bachelor of Arts degree in Chemistry from Williams College in 1979, where he graduated magna cum laude and was awarded a Phi Beta Kappa membership, and received his Masters in Business Administration from Yale School of Management in 1987. In the past, he has served on the Board of Directors of AccuMed, Inc. (Ann Arbor, MI) and Our Health Center (Palo Alto, CA). He currently serves on two not-for-profit boards.

About Arbios
Arbios Systems, Inc. is a medical device and cell based therapy company that is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of liver failure.  Arbios’ products in development include SEPET™, a novel blood purification therapy and HepatAssist-2™, a bioartificial liver combining liver cell therapy and sorbent-based detoxification. For more information on Arbios, go to http://www.arbios.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to manufacturing SEPET™ cartridges, enrolling patients in the SEPET™ trials, compliance with regulatory requirements, the results of the clinical tests to be conducted by the company, the need for subsequent substantial additional financing to complete clinical development of its products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the company. The company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. SEPET™ and HepatAssist-2™ are trademarks of Arbios Systems, Inc.

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